SUBADVISORY AGREEMENT

Franklin Templeton Variable Insurance Products Trust

On behalf of

TEMPLETON DEVELOPING MARKETS VIP FUND

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), made as of the 9th day of November 2020, by and between TEMPLETON ASSET MANAGEMENT LTD., a public company limited by shares incorporated in Singapore (“TAML”), and FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED, a company limited by shares incorporated in England (“FTIML”).

WITNESSETH

WHEREAS, TAML and FTIML are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, TAML, pursuant to an investment management agreement (“Investment Management Agreement”), has been retained to render investment management services to the Templeton Developing Markets VIP Fund (the “Fund”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, TAML desires to retain FTIML to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FTIML is interested in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.    TAML hereby retains FTIML, and FTIML hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

a.    Subject to the overall policies, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of TAML, FTIML agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund. TAML will continue to have full responsibility for all investment advisory services provided to the Fund.

b.    Both FTIML and TAML may place all purchase and sale orders on behalf of the Fund.

c.    Unless otherwise instructed by TAML or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by TAML or by the Board, FTIML shall report daily all transactions effected by FTIML on behalf of the Fund to TAML and to other entities as reasonably directed by TAML or the Board.

d.    For the term of this Agreement, FTIML shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Any team members shall also be available to attend such meetings of the Board as the Board may reasonably request.

e.    In performing its services under this Agreement, FTIML shall adhere to the Fund’s investment objective, policies and restrictions as contained in the Fund’s Prospectus and Statement of Additional Information, and in the Fund’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by TAML and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

f.    In carrying out its duties hereunder, FTIML shall comply with all reasonable instructions of the Fund or TAML in connection therewith.

2.    In performing the services described above, FTIML shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, FTIML may, to the extent authorized by law and in accordance with the terms of the Fund’s Investment Management Agreement, Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services that such broker provides, viewed in terms of either the particular transaction or FTIML’s overall responsibilities with respect to accounts managed by FTIML. FTIML may use for the benefit of its other clients any such brokerage and research services that FTIML obtains from brokers or dealers. To the extent authorized by applicable law, FTIML shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3.    a.    TAML shall pay to FTIML a monthly fee in U.S. dollars equal to 50% of the net investment advisory fee payable by the Fund to TAML (the “Net Investment Advisory Fee”), calculated daily, as compensation for the services rendered and obligations assumed by FTIML during the preceding month.

For purposes of this Agreement, the Net Investment Advisory Fee payable by the Fund to TAML shall equal (i) 96% of an amount equal to the total investment management fees payable to TAML, minus any Fund fees and/or expenses waived or reimbursed by TAML, minus (ii) any fees payable by TAML to Franklin Templeton Services, LLC for fund administrative services.

The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by TAML relating to the previous month.

b.    If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.    It is understood that the services provided by FTIML are not to be deemed exclusive. TAML acknowledges that FTIML may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, “Clients”). TAML agrees that FTIML may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, FTIML may use information furnished by others to TAML and FTIML in providing services to other such Clients.

5.    FTIML agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6.    During the term of this Agreement, FTIML will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and TAML will be responsible for all of their respective expenses and liabilities.

7.    FTIML shall, unless otherwise expressly provided and authorized, have no authority to act for or represent TAML or the Fund in any way, or in any way be deemed an agent for TAML or the Fund.

8.    FTIML will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTIML may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9.    This Agreement shall become effective as of the date first written above and shall continue in effect for two years. If not sooner terminated, this Agreement shall continue in effect for successive periods not exceeding 12 months each thereafter, provided that each such continuance shall be specifically approved at least annually by the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Fund’s Board of Trustees as a whole.

10.    a.    Notwithstanding the foregoing, this Agreement may be terminated (i) at any time, without the payment of any penalty, by the Board upon written notice to TAML and FTIML, or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (ii) by TAML or FTIML upon not less than sixty (60) days’ written notice to the other party.

b.    This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and in the event of any termination or assignment of the Investment Management Agreement between TAML and the Fund. (“Assignment” has the meaning set forth in the 1940 Act.)

11.    a.    In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTIML, neither FTIML nor any of its directors, officers, employees or affiliates shall be subject to liability to TAML or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

b.    Notwithstanding paragraph 11(a), to the extent that TAML is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by FTIML pursuant to authority delegated as described in Paragraph 1(a), FTIML shall indemnify TAML and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

c.    No provision of this Agreement shall be construed to protect any director or officer of TAML or FTIML from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

12.    In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTIML hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. FTIML further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

13.    Upon termination of FTIML’s engagement under this Agreement or at the Fund’s direction, FTIML shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of FTIML and relate directly and exclusively to the performance by FTIML of its obligations under this Agreement; provided, however, that FTIML shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case FTIML shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

Termination of this Agreement or FTIML’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15.    Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service, or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

(i)    to TAML:

7 Temasek Boulevard
#38-03 Suntec Tower One
Singapore 038987

Facsimile: +65 6332 2295

(ii)    to FTIML:

Cannon Place
78 Cannon Street
London, England EC4N 6HL
United Kingdom
Facsimile: +44 (0) 20 7073 8700

16.    This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

17.    FTIML acknowledges that it has received notice of and accepts the limitations of the Fund’s liability as set forth in its Agreement and Declaration of Trust. FTIML agrees that the Fund’s obligations hereunder shall be limited to the assets of the Fund; and that FTIML shall not seek satisfaction of any such obligation from any shareholders of the Fund or from any trustee, officer, employee or agent of the Fund.

18.     Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

TEMPLETON ASSET MANAGEMENT LTD.

By:	/s/MANRAJ SEKHON
Name: Manraj Sekhon
Title: Co-Chief Executive Officer

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By:	/s/MARTYN C. GILBEY
Name: Martyn C. Gilbey
Title: Chief Executive Officer